Exhibit 99.1

Media Contact:
Gregory Belloni (415) 235-9092
gregory.belloni@seagate.com

Investor Relations Contact:
Shanye Hudson (510) 661-1714
shanye.hudson@seagate.com

SEAGATE APPOINTS PRAT BHATT TO THE BOARD OF DIRECTORS

FREMONT, Calif. – December 28, 2020 - Seagate Technology plc (NASDAQ: STX), a world leader in data storage and management solutions, today announced that Pratik “Prat” Bhatt has been appointed to the company’s Board of Directors and to serve on the Audit and Finance Committee of the Board, effective December 24, 2020.

“I am very pleased to welcome Prat to Seagate’s Board of Directors,” said Mike Cannon, Seagate’s Board Chair. “As a technology industry veteran with extensive global financial experience, his insights will be hugely valuable to Seagate and the Board.”

Mr. Bhatt is an accomplished executive currently serving as Senior Vice President, Chief Accounting Officer and Corporate Controller of Cisco Systems, Inc., a worldwide leader in technology that powers the Internet. During his 20-year career with Cisco, Mr. Bhatt has held multiple finance leadership positions and successfully led key finance strategy initiatives spanning operations, finance systems, risk management, tax and capital allocation. Prior to joining Cisco, Mr. Bhatt served as a financial executive with Kaiser Permanente and with Ernst & Young. He is also chair of the audit committee of Cisco Systems Foundation.

Mr. Bhatt holds a bachelor’s degree in economics from the University of California, Santa Cruz and a master’s degree in accounting from the University of Southern California.

About Seagate

Seagate crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered data management solutions with a focus on sustainable partnerships. Learn more about Seagate by visiting www.seagate.com or following us on Twitter, Facebook, LinkedIn, YouTube, and subscribing to our blog.

© 2020 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology, and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.

# # #